Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-8 (No. 333-135440) pertaining to the Consolidated Communications, Inc. 401(k) Plan and Consolidated Communications 401(k) Plan for Texas Bargaining Associates, (ii) on Form S-8 (No. 333-128934) pertaining to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, (iii) on Form S-8 (No. 333-166757) pertaining to the Consolidated Communications, Inc. 2005 Long-Term Incentive Plan, (iv) on Form S-8 (No. 333-182597) pertaining to the SureWest Communications Employee Stock Ownership Plan of Consolidated Communications Holdings, Inc. and (v) on Form S-4/A (No. 333-187202) pertaining to the registration of the 10.875% Senior Notes due 2020, of our reports dated March 5, 2014, with respect to the consolidated financial statements of Consolidated Communications Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Consolidated Communications Holdings, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

March 5, 2014